                                                                    Exhibit 99.1

NEWS RELEASE
--------------------------------------------------------------------------------


MEDIA CONTACT:                           WORLDWIDE LEADER IN BEARINGS AND STEEL
Carol A. Titus
Communications Manager
(330) 471-3757
www.timken.com/media

INVESTOR CONTACT:
Kevin R. Beck
Manager - Investor Relations
(330) 471-7181

Earnings in line with guidance

                     TIMKEN ANNOUNCES FIRST QUARTER RESULTS

Canton, OH - April 28, 2003 -- The Timken Company today announced first quarter results that include six weeks of ownership of The Torrington Company, which Timken acquired on February 18, 2003.

     For the quarter ended March 31, the company reported sales of $838 million, up 36% from $616 million in the year-ago period. The acquisition, strong automotive demand, and the positive impact of currency exchange rates contributed to the sales increase.

     Net income for the quarter was $11.3 million or $0.15 per diluted share, which included net expense for special items of $0.04 per diluted share. Those special items are pretax implementation charges of $9.1 million for the Torrington acquisition, which were partially offset by a $5.4 million pretax gain on the sale of land. Excluding these items, adjusted net income was $14.0 million or $0.19 per diluted share.

     In first quarter 2002, there was a net loss of $3.5 million or ($0.06) per diluted share. This includes a $12.7 million after tax charge for goodwill impairment for FAS 142. This also included







THE TIMKEN COMPANY  Carol A. Titus                Kevin R. Beck
                    Mail Code:  GNW-37            Mail Code:  GNE-26
                    1835 Dueber Avenue, S.W.      1835 Dueber Avenue, S.W.
                    P.O. Box 6932                 P.O. Box 6928
                    Canton, OH 44706-0932 U.S.A.  Canton, OH 44706-0928 U.S.A.
                    Telephone:  (330) 471-3757    Telephone: (330) 471-7181
                    Facsimile:  (330) 471-4118    Facsimile: (330) 471-3810
                    e-mail:  titusc@timken.com    E-mail:  beckk@timken.com
special items of $8.1 million of pretax restructuring and reorganization expenses related to our manufacturing strategy initiative. Excluding these items, the adjusted net income for 2002's first quarter, was $14.0 million or $0.23 per diluted share. The special charges for 2003 are entirely related to the Torrington acquisition and do not include any costs related to Timken's manufacturing strategy initiative.

     The company's results were impacted by increases in operating expenses that were cited earlier this year - soaring scrap and energy costs and higher pension and benefits expenses, as well as continuing sluggish industrial markets and inefficiencies related to the manufacturing restructuring in the Automotive Group.

     Excluding the effects of the Torrington acquisition, Timken's sales were up 12% and adjusted earnings per share were $0.19. This is in line with the guidance of $0.17 to $0.21 per share provided by the company earlier this year.

      "The integration of Torrington into Timken is proceeding as planned," said James W. Griffith, president and CEO. "With our sales forces consolidated, we soon expect to win our first major order that combines Timken and Torrington technology. We remain on track to achieve our expectations of having the Torrington acquisition be accretive to our full-year earnings by at least 10 percent. We continue to rationalize manufacturing operations to construct a global network of focused factories, with emphasis on increasing production in lower-cost locations. At the same time, we continue to push for more productivity increases in all of our facilities."

     Timken's integration plan is on target to achieve its expectations of annualized pretax savings of $20 million by the end of 2003, increasing to $80 million by the end of 2005. Even before the acquisition closed, integration teams and their responsibilities were defined, and work is now well under way. In just the first 60 days following the acquisition:

THE TIMKEN COMPANY

-    The combined management team is in place.

-    Sales forces have been consolidated.

- The Darlington, England industrial bearing plant has begun the eight to 12-month process of closing.

-    Two distribution centers in England have been consolidated.

- In a series of meetings, the company brought together suppliers of Timken and Torrington to begin the process of achieving savings from the combined $1.6 billion of annual purchases.

     In connection with the $840 million purchase of Torrington, Timken increased equity by $320 million with 22 million shares issued to finance the acquisition. Timken shares outstanding now total 85.5 million. The company financed the remaining $520 million with debt. At the end of the first quarter, Timken had total assets of $3.9 billion, an increase of $1.2 billion from the end of 2002. This increase was due primarily to the Torrington acquisition and included approximately $190 million of goodwill, based on preliminary estimates.

     While integrating Torrington, Timken reorganized its Automotive and Industrial Groups. The company's automotive aftermarket business is part of the Industrial Group, which is now managing the combined distribution operations. The company's sales to emerging markets - principally in central and eastern Europe and Asia - previously were reported as part of the Industrial Group. Now, emerging market sales to automotive original equipment manufacturers are included in the Automotive Group. The segment results that follow reflect the reorganization for this and prior periods and exclude special charges.


THE TIMKEN COMPANY

AUTOMOTIVE GROUP RESULTS

         For the first quarter, Automotive Group sales were $298.1 million, up 63% from $183.4 million in the year ago period. EBIT (earnings before interest and taxes) was $8.9 million compared with $7.5 million a year earlier. Excluding Torrington, sales were $211.2 million and EBIT was $3.3 million.

         Automotive Group results continue to be negatively impacted by inefficiencies related to the manufacturing restructuring by both Timken and Torrington. Pricing pressures and higher pension and benefit expenses also affected results for the quarter. Contributing favorably to Automotive Group results were the Torrington acquisition, new product introductions and currency exchange rates.

         The Torrington acquisition significantly strengthened Timken's Automotive Group. Torrington's sophisticated needle bearing technology complements Timken's leading tapered roller bearing technology. The combination provides many opportunities for innovation, particularly in power trains.

INDUSTRIAL GROUP RESULTS

         For the first quarter, Industrial Group sales were $305.0 million, up 31% from $233.2 million last year. EBIT was $17.8 million compared to $11.1 million in 2002's first quarter. Excluding Torrington, sales were $243.0 million and EBIT was $17.3 million.

         Industrial Group results were favorably impacted by improved performance in the distribution business, favorable currency exchange rates and benefits of the company's manufacturing strategy initiative. Partially offsetting these benefits were continued weakness in the industrial markets and increased costs for energy, pension and benefits.


THE TIMKEN COMPANY

         The Torrington acquisition significantly broadens the group's product line and is already leading to increased sales opportunities. The group also has begun the rationalization of distribution and manufacturing facilities, which is key to achieving the necessary synergies.

STEEL GROUP RESULTS

         For the first quarter, Steel Group sales were $275.8 million, up 16% from $238.4 million a year ago. EBIT was $6.5 million, down from $12.1 million in the year-ago period. This includes intersegment sales of approximately $40 million for both periods. All market segments, except aerospace, were stronger than the weak first quarter a year ago. Performance benefited from modest price increases on certain product lines and from significantly improved labor productivity. More than offsetting those accomplishments were significant increases in the costs of raw materials and energy and higher costs for pensions and benefits. Surcharges and price increases will partially cover the increases in raw material and energy costs and will begin to have a positive impact in the second quarter.

OUTLOOK

      The Timken Company expects net income per diluted share for the full year to be between $1.20 to $1.40, excluding special items. For the second quarter, the company expects net income per diluted share to be between $0.20 to $0.28, excluding special items. This guidance assumes continued strength in automotive markets and some improvement in industrial markets. It also assumes some reduction in scrap and energy costs.

     The Timken Company (NYSE: TKR) (www.timken.com) is a leading international manufacturer of highly engineered bearings, alloy and specialty steels and components, and a provider of related

THE TIMKEN COMPANY
products and services. Timken employs 28,000 people in operations in 29 countries. In 2002, the combined Timken and Torrington companies had sales of approximately $3.8 billion. The company will conduct a teleconference on April 29 at 10 a.m. Eastern Time on its first quarter results. Dial in 706-634-0975 (reference Timken) or link to www.timken.com for the Web cast. Replay will be available by calling 706-645-9291 at 1 p.m. Eastern Time, April 29 through May 9 at 11:59 p.m. Access Code is 9561735.

     Certain statements in this news release (including statements regarding the Company's forecasts, beliefs and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: uncertainties in both timing and amount, if any, of actual benefits realized through the integration of Torrington with Timken's operations and the timing and amount of the resources required to achieve those results; risks associated with diversion of management's attention from operations during the integration process; risks associated with the greater level of debt associated with the acquisition; and the impact on operations of general economic conditions, higher scrap and energy costs, the cyclicality of the Company's business, customer demand and the Company's ability to achieve the benefits of its ongoing programs. These and additional factors are described in greater detail in the Company's Prospectus Supplement dated February 11, 2003 relating to the offering of the Company's common stock, in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and in the Company's 2002 Annual Report, page 47. The Company undertakes no obligation to update or revise any forward-looking statement.

                                      #####

CONSOLIDATED STATEMENT OF OPERATIONS                                             AS REPORTED                    ADJUSTED (1)
(THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)                              1Q 03          1Q 02            1Q 03        1Q 02
---------------------------------------------------------------------------------------------------     -------------------------
Net sales                                                                 $838,007        $615,757        $838,007      $615,757
Cost of products sold                                                      704,053         494,816         704,053       494,816
 Reorganization expenses - cost of products sold                             3,688           2,299               -             -
---------------------------------------------------------------------------------------------------     -------------------------
    GROSS PROFIT                                                          $130,266        $118,642        $133,954      $120,941
Selling, administrative & general expenses (SG&A)                           99,896          83,248          99,896        83,248
Reorganization/Implementation expenses - SG&A                                5,375           2,744               -             -
Impairment and restructuring                                                     -           3,057               -             -
---------------------------------------------------------------------------------------------------     -------------------------
    OPERATING INCOME                                                       $24,995         $29,593         $34,058       $37,693
Gain on sale of land                                                         5,447               -               -             -
Other expense                                                               (1,593)         (7,468)         (1,593)       (7,468)
---------------------------------------------------------------------------------------------------     -------------------------
    EARNINGS BEFORE INTEREST AND TAXES (EBIT) (2)                          $28,849         $22,125         $32,465       $30,225
Interest expense                                                           (10,161)         (8,035)        (10,161)       (8,035)
Interest income                                                                210             380             210           380
---------------------------------------------------------------------------------------------------     -------------------------
    INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE
      IN ACCOUNTING PRINCIPLE                                              $18,898         $14,470         $22,514       $22,570
Provision for income taxes                                                   7,559           5,282           8,555         8,582
                                                                   --------------------------------     -------------------------
    INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
      PRINCIPLE                                                            $11,339          $9,188         $13,959       $13,988
Cumulative effect of change in accounting principle (net of
      income tax benefit of $7,786)                                              -         (12,702)            -             -
                                                                   --------------------------------     -------------------------
    NET INCOME (LOSS)                                                      $11,339         ($3,514)        $13,959       $13,988
                                                                   ================================     =========================
   EARNINGS PER SHARE:
     INCOME BEFORE ACCOUNTING CHANGE                                         $0.15           $0.15           $0.19         $0.23
     CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                      -          ($0.21)              -             -
                                                                   --------------------------------     -------------------------
   EARNINGS PER SHARE                                                        $0.15          ($0.06)          $0.19         $0.23
                                                                   ================================     =========================
   EARNINGS PER SHARE-ASSUMING DILUTION:

     INCOME BEFORE ACCOUNTING CHANGE                                         $0.15           $0.15           $0.19         $0.23
     CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                      -          ($0.21)              -             -
                                                                   --------------------------------     -------------------------
   EARNINGS PER SHARE-ASSUMING DILUTION                                      $0.15          ($0.06)          $0.19         $0.23
                                                                   ================================     =========================
Average Shares Outstanding                                              74,444,132      59,914,680      74,444,132    59,914,680
Average Shares Outstanding-assuming dilution                            74,613,170      60,395,183      74,613,170    60,395,183
===================================================================================================     =========================

BUSINESS SEGMENTS
---------------------------------------------------------------------------------------------------------------------------------
(THOUSANDS OF U.S. DOLLARS)                                                                                  1Q 03         1Q 02
---------------------------------------------------------------------------------------------------------------------------------
AUTOMOTIVE GROUP (3)
Net sales to external customers                                                                           $298,129      $183,398
Earnings before interest and taxes (EBIT) * (2)                                                             $8,868        $7,459
EBIT Margin                                                                                                   3.0%          4.1%

INDUSTRIAL GROUP (3)
Net sales to external customers                                                                           $304,963      $233,238
Earnings before interest and taxes (EBIT) * (2)                                                            $17,810       $11,080
EBIT Margin                                                                                                   5.8%          4.8%

STEEL GROUP
Net sales to external customers                                                                           $234,915      $199,121
Intersegment sales                                                                                          40,864        39,273
                                                                                                        -------------------------
Total net sales                                                                                           $275,779      $238,394
Earnings before interest and taxes (EBIT) * (2)                                                             $6,530       $12,119
EBIT Margin                                                                                                   2.4%          5.1%

* Automotive, Industrial and Steel EBIT do not equal Consolidated EBIT due to intersegment adjustments which are eliminated upon consolidation.

(1) "Adjusted" statements exclude the impact of restructuring and reorganization charges for all quarters shown, gain on sale of land in 2003 and cumulative effect of change in accounting principle recognized in 2002.

(2) EBIT is defined as operating income (loss) plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business. Management believes that reporting EBIT and EBIT Margin best reflect the performance of our business segments, and EBIT disclosures are responsive to investors.

(3) Automotive Group and Industrial Group 2002 segmented results have been adjusted for 2003 reclassification of Automotive Aftermarket and Emerging Markets' results.

        RECONCILIATION OF GAAP NET INCOME AND EPS - BASIC AND DILUTED AS
                             PREVIOUSLY DISCLOSED.

This reconciliation is provided as additional relevant information about the company's performance. Management believes that it is appropriate to compare GAAP net income to adjusted net income in light of special items related to restructuring and reorganization/implementation costs, a one-time gain on sale of land and cumulative effect of change in accounting principle.


                                                                            1Q 03                              1Q02
                                                                    ------------------------        ------------------------
(Thousands of U.S. dollars, except share data)                          $              EPS                  $           EPS
                                                                    -------------------------       -------------------------
Net income (loss)                                                    $11,339           $0.15            ($3,514)      ($0.06)

Reorganization/implementation expenses - cost of products sold         3,688            0.05              2,299         0.04
Reorganization/implementation expenses - SG&A                          5,375            0.07              2,744         0.04
Impairment and restructuring                                               -               -              3,057         0.05
Gain on sale of land                                                  (5,447)          (0.07)                 -            -
Tax effect of special items                                             (996)          (0.01)            (3,300)       (0.05)
Cumulative effect of change in accounting principle                        -               -             12,702         0.21
                                                                    -------------------------       -------------------------
Adjusted net income                                                  $13,959           $0.19            $13,988        $0.23
Impact of Torrington acquisition (1)                                  (1,760)          $0.00
                                                                    -------------------------
Adjusted net income, excluding Torrington acquisition                $12,199           $0.19
Average shares outstanding - assuming dilution                                    74,613,170
Impact of Torrington acquisition (1)                                             (11,023,822)
                                                                             ----------------
Adjusted average shares outstanding - assuming dilution                           63,589,348


(1) Impact of Torrington acquisition includes acquisition earnings and financing.

      RECONCILIATION OF 1Q 03 TIMKEN COMPANY AND IMPACT OF TORRINGTON ACQUISITION FOR BUSINESS SEGMENTS

                                                                1Q 03 ADJUSTED (2)

                                      -----------------------------------------------------------------------
                                                                           IMPACT OF
                                                                          TORRINGTON                 TIMKEN
                                               TIMKEN COMPANY             ACQUISTIMKEN             STANDALONE

                                      -----------------------------------------------------------------------
AUTOMOTIVE GROUP
Net sales to external customers                     $298,129                  $86,974               $211,155
EBIT                                                  $8,868                   $5,547                 $3,321
EBIT Margin                                             3.0%                     6.4%                   1.6%

INDUSTRIAL GROUP
Net sales to external customers                     $304,963                  $62,000               $242,963
EBIT                                                 $17,810                     $543                $17,267
EBIT Margin                                             5.8%                     0.9%                   7.1%

STEEL GROUP
Net sales to external customers                     $234,915                        -               $234,915
Intersegment sales                                    40,864                        -                 40,864
                                      -----------------------------------------------------------------------
Total net sales                                     $275,779                        -               $275,779
EBIT                                                  $6,530                        -                 $6,530
EBIT Margin                                             2.4%                        -                   2.4%

CONSOLIDATED
Net sales to external customers                     $838,007                 $148,974               $689,033
Total EBIT for reportable segments                   $33,208                    6,090                $27,118
  Intersegment adjustments                              (743)                       -                   (743)
                                      -----------------------------------------------------------------------
Total EBIT                                           $32,465                    6,090                $26,375
EBIT Margin                                             3.9%                     4.1%                   3.8%

(2) "Adjusted" statements exclude the impact of restructuring and reorganization/implementation charges for all quarters shown and gain on sale of land in 2003.


                      RECONCILIATION OF OUTLOOK INFORMATION

Expected net income per diluted share for the full year and the second quarter exclude special items. Examples of such special items include restructuring, reorganization and implementation costs and payments under the Continued Dumping and Subsidy Offset Act (CDSOA). It is not possible at this time to identify the potential amount or significance of these special items. We cannot predict whether we will receive any payments under the CDSOA in 2003 and if so, in what amount. If we do receive any CDSOA payments, they will be received in the fourth quarter.

----------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF CASH FLOWS                                               For the three months ended
                                                                                  MAR 31                Mar 31
(THOUSANDS OF U.S. DOLLARS)                                                       2003                  2002
----------------------------------------------------------------------------------------------------------------
CASH PROVIDED (USED)
OPERATING ACTIVITIES
Net Income (Loss)                                                                 $11,339               ($3,514)
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Cumulative effect of accounting change                                                -                12,702
  Depreciation and amortization                                                    41,265                36,762
  Gain on disposals of property, plant and equipment                               (5,734)               (2,875)
  (Credit) Provision for deferred income taxes                                     (2,100)                9,272
  Stock issued in lieu of cash to employee benefit plans                              714                 1,031
  Non-cash impact of impairment and restructuring charges                               -                (6,671)
  Changes in operating assets and liabilities:
    Accounts receivable                                                           (54,614)              (49,862)
    Inventories                                                                   (22,463)              (17,128)
    Other assets                                                                  (10,200)                2,637
    Accounts payable and accrued expenses                                          53,973                (1,510)
    Foreign currency translation                                                   (1,859)                 (465)
                                                                              ----------------------------------
     NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                             $10,321              ($19,621)

INVESTING ACTIVITIES
  Capital expenditures                                                           ($22,998)             ($16,504)
  Proceeds from disposals of property, plant and equipment                          9,895                 1,441
  Other net changes in property, plant and equipment                               (2,064)                7,499
  Acquisitions                                                                   (858,952)               (6,751)
                                                                              ----------------------------------
     NET CASH USED BY INVESTING ACTIVITIES                                      ($874,119)             ($14,315)

FINANCING ACTIVITIES
  Cash dividends paid to shareholders                                             ($8,252)              ($7,789)
  Issuance of common stock for acquisition                                        320,220                     -
  Accounts receivable securitization financing borrowings                         125,000                     -
  Payments on long-term debt                                                         (124)               (1,727)
  Proceeds from issuance of long-term debt                                        424,553                     -
  Short-term debt activity - net                                                  (36,939)               27,498
                                                                              ----------------------------------
     NET CASH PROVIDED BY FINANCING ACTIVITIES                                   $824,458               $17,982

Effect of exchange rate changes on cash                                               577                  (388)

DECREASE IN CASH AND CASH EQUIVALENTS                                            ($38,763)             ($16,342)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                   82,050                33,392
                                                                              ----------------------------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                        $43,287               $17,050
                                                                              ==================================

------------------------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET                                                         MAR 31               Dec 31
(THOUSANDS OF U.S. DOLLARS)                                                         2003                 2002
------------------------------------------------------------------------------------------------------------------
ASSETS
Cash & cash equivalents                                                               $43,287             $82,050
Accounts receivable                                                                   603,352             361,316
Deferred income taxes                                                                  35,351              36,003
Inventories                                                                           738,127             488,923
------------------------------------------------------------------------------------------------------------------
    TOTAL CURRENT ASSETS                                                           $1,420,117            $968,292
Property, plant & equipment                                                         1,557,101           1,226,244
Goodwill                                                                              320,868             129,943
Other assets                                                                          579,801             423,877
------------------------------------------------------------------------------------------------------------------
    TOTAL ASSETS                                                                   $3,877,887          $2,748,356
==================================================================================================================

LIABILITIES
Accounts payable & other liabilities                                                 $389,336            $296,543
Short-term debt & commercial paper                                                    218,632             111,134
Accrued expenses                                                                      278,983             226,393
------------------------------------------------------------------------------------------------------------------
    TOTAL CURRENT LIABILITIES                                                        $886,951            $634,070
Long-term debt                                                                        778,066             350,085
Accrued pension cost                                                                  753,834             723,188
Accrued postretirement benefits                                                       493,302             411,304
Other non-current liabilities                                                          24,392              20,623
------------------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES                                                              $2,936,545          $2,139,270

SHAREHOLDERS' EQUITY                                                                  941,342             609,086
------------------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                     $3,877,887          $2,748,356
==================================================================================================================